                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No.  )

[ X ] Filed by the Registrant
[   ] Filed by a Party other than the Registrant

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[   ] Definitive Proxy Statement
[ X ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                                 BITSTREAM INC.
                (Name of Registrant as Specified in its Charter)

________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

[ X ] No fee required

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      1) Title of each class of securities to which transaction applies: _______

      2) Aggregate number of securities to which transaction applies: __________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined): _________
         _______________________________________________________________________

      4) Proposed maximum aggregate value of transaction: ______________________

      5) Total fee paid: _______________________________________________________

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid: _______________________________________________
      2) Form, Schedule or Registration Statement No.: _________________________
      3) Filing Party: _________________________________________________________
      4) Dated Filed: __________________________________________________________

                                 BITSTREAM INC.
                                215 First Street
                         Cambridge, Massachusetts 02142


                                                                    May 20, 1997


Dear Stockholder:


         The purpose of this letter is to advise you that, due to certain developments relating to Bitstream Inc. (the "Company") that have occurred since the mailing on or about April 28, 1997 of the proxy statement (the "Proxy Statement") in connection with the 1997 Annual Meeting of the Stockholders of the Company (the "Annual Meeting") which are described below, the Board of Directors has postponed the Annual Meeting from May 28, 1997 to 10:00 a.m., Eastern Daylight Time, on June 3, 1997. The Annual Meeting will still be held at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts 02142.

         We are pleased to announce that the merger of Archetype, Inc. ("Archetype"), a company primarily engaged in the business of developing and marketing server-based information management computer software for the graphic arts industry, into a wholly-owned subsidiary of the Company (the "Merger"), was consummated on April 28, 1997. As a subsidiary of the Company, Archetype will continue to develop and sell electronic publishing solutions through the value added reseller channel and technology will be sold through the Company's original equipment manufacturer channel. The Company believes the Merger creates a strong growth company that is well positioned to take advantage of its combined operations.

         Today, the Company announced the election of Mr. Charles Ying to its Board of Directors and his appointment as Chairman of the Board and Chief Executive Officer, following the decision by C. Raymond Boelig, also announced today, that he is stepping aside and resigning his position as Chairman, Chief Executive Officer and President. Mr. Boelig has also requested that his name be withdrawn as a nominee for election as director of the Company at the Annual Meeting, and the Board has voted to substitute Mr. Ying for Mr. Boelig as nominee to the Board at the Annual Meeting.

         Mr. Ying was an investor in Archetype and served for a time as a director of that company. The Board believes that he has a strong background in managing software companies and is an excellent choice to complete the integration of the Company and Archetype. As disclosed in the Proxy Statement, it had previously been contemplated that Mr. Ying would be added to the Board of Directors following the consummation of the Merger.

         Mr. Ying is 51 years of age and is a private investor. Mr. Ying co-founded ATEX, a pioneering company in the field of electronic newspaper editing systems, in 1973. ATEX was sold to Kodak in 1981. From 1981 to 1987 Mr. Ying was active in venture capital, making numerous investments in high technology start-up companies (including Archetype). In or about 1990, he joined the Board of Directors of Information International, Inc., a corporation engaged in manufacturing computer equipment, and was named CEO in 1992. During his tenure at Information International, Inc., he was instrumental in turning the company around and merging it with Autologic in 1996. Mr. Ying currently serves on the Board of Directors of Node Warriors Networks, Inc.

         The Board is pleased that someone with Mr. Ying's experience and expertise has agreed to join the Company's management team and recommends that the stockholders vote for the election of Mr. Ying to the Board. (For more information concerning Mr. Ying's stock ownership in the Company and certain transactions between Mr. Ying and the Company see Annex A hereto.)

         I have been substituted for Mr. Boelig as one of the two named proxies with authority to vote the proxies submitted in connection with the Annual Meeting. New proxy cards will not be solicited and the previously solicited cards will be voted as indicated, except that the named proxies will exercise their authority to vote for Mr. Ying as a substituted nominee at the Annual Meeting. As stated in the Proxy Statement, any stockholder giving a proxy has the power to revoke it at any time before it is voted. The manner in which a proxy can be revoked is described on page two of the Proxy Statement.

         On behalf of the entire Board and all of the employees of the Company, I wish to extend our most heartfelt thanks to Ray Boelig for his tireless efforts on behalf of Bitstream over the last 10 years. He has positioned us for a new phase of development and growth.

                                    Sincerely,

                                    /s/ Amos Kaminski

                                    AMOS KAMINSKI
                                    Chairman of the
                                       Executive Committee of the Board

                                                                         ANNEX A


         Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated March 27, 1997 among the Company, Archetype and Archetype Acquisition Corporation, Mr. Ying, who was a stockholder of Archetype, received a portion of the cash and stock consideration paid to the former stockholders of Archetype in connection with the Merger in the amount of $105,093.22 and 47,404 shares of the Company's Class A Common Stock ("Common Stock"), respectively. Additionally, in connection with the Merger, the Company satisfied certain indebtedness owed by Archetype to certain of its stockholders, including $250,000 in unpaid principal amount owed to Mr. Ying, and his brother, Richard. In addition, the Company issued to Mr. Ying a warrant to purchase 25,000 shares of Common Stock at an exercise price of $0.90 per share in exchange for his interest in an outstanding right to purchase shares of Archetype's Common Stock pursuant to the promissory note evidencing such indebtedness.

         On May 19, 1997, upon becoming a director the Company, the Board of Directors granted Mr. Ying a warrant to purchase 40,000 shares of Common Stock at an exercise price of $0.90 per share which will vest ratably over three years for so long as Mr. Ying continues to serve as a director of the Company. The issuance of this warrant was contemplated pursuant to the Merger Agreement as consideration for Mr. Ying becoming a director of the Company. The Board of Directors has not yet determined the additional compensation to be paid to Mr. Ying for serving as Chairman of the Board and Chief Executive Officer of the Company.

         Based on the number of shares of Common Stock outstanding on May 9, 1997 (5,640,824 shares), Mr. Ying would be deemed to beneficially hold 72,404 shares of Common Stock (including 25,000 shares issuable upon the exercise of warrants) or 1.3% of the total Common Stock outstanding on such date. Mr. Ying disclaims beneficial ownership of 43,032 shares of Common Stock (including 25,000 shares issuable upon the exercise of warrants) held by his brother, Richard Ying.


                                        3